Exhibit 10.15

CLIENT SERVICE AGREEMENT

THIS CLIENT SERVICE AGREEMENT (the “Agreement”) is between Administaff Companies II, L.P., (“Administaff”), a Delaware limited partnership, with its principal place of business at 19001 Crescent Springs Drive, Kingwood, Texas 77339-3802, and Flagship Credit Acceptance LLC (“Client”). Administaff is a professional employer organization, serving Client as an off-site, full service human resource department. Administaff personnel management services are delivered by entering into a co-employment relationship with Client’s employees. This relationship and the allocation of responsibilities are defined in this Agreement.

ARTICLE I. PERSONNEL

Administaff and Client agree that Administaff will provide personnel management services to Client through an allocation of responsibilities and that Administaff and Client will be co-employers of the worksite employees assigned to Client’s worksite (“Staff”) for the job functions listed in Schedule A (“Confidential Census”). Client warrants that information supplied to Administaff on the Confidential Census is accurate as supplied and acknowledges that Administaff is relying on the accuracy of the information. Client agrees on an ongoing basis to amend Schedule A to reflect each change in pay rate, addition or deletion of Staff, or any change in their workers’ compensation code within five (5) days of the effective date of such change or addition. If such information is inaccurate, Client shall promptly notify Administaff.

ARTICLE II. TERM OF AGREEMENT

This Agreement shall commence on the Effective Date shown below and remain in force until either Administaff or Client terminates the Agreement by giving thirty (30) days prior written notice unless otherwise provided herein or as agreed to in writing by Client and Administaff.

ARTICLE III. ADMINISTRATION

3.1 Administaff is responsible for the following:

a.	reserving a right of direction and control over Staff, including a right to hire or terminate as to Administaff’s employment relationship with Staff, maintain Administaff’s Staff records, and a right to resolve Staff disputes not subject to a collective bargaining agreement;

b.	payment of salaries, wages, and compliance with applicable rules and regulations governing the reporting and payment of all federal and state taxes on payroll wages paid under this Agreement, including, but not limited to: (i) federal income tax withholding provisions of the Internal Revenue Code; (ii) provisions of state and/or local income tax withholding laws, if applicable; (iii) provisions of the Federal Insurance Contributions Act (“FICA”); (iv) provisions of the Federal Unemployment Tax Act (“FUTA”); and, (v) provisions of applicable state unemployment tax laws;

c.	providing employee benefits under the terms and conditions as amended from time to time, of those Administaff sponsored plans set forth on Schedule B, if any are to be provided, and compliance with its obligations under the Health Insurance Portability and Accountability Act (“HIPAA”) if applicable, and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if applicable solely with respect to employee benefit plans sponsored by Administaff;

d.	procurement of workers’ compensation insurance and administration of claims for Staff;

e.	development and implementation of policies and practices in conjunction with Client relating to personnel management services only, including, but not limited to, enrolling, recruiting, interviewing, selecting, training, evaluating, replacing, supervising, disciplining, reassigning, and terminating Staff;

f.	compliance with any applicable state statute or regulations governing a professional employer organization; and

g.	providing Client with human resource advice and direction on an as needed basis. Administaff does not represent Client as legal counsel nor shall any Administaff advice be construed RS legal advice.

3.2 Client is responsible for the following:

a.	the service provided or product produced by Client;

b.	the direction and control over Staff as necessary to conduct Client’s business, including a right to hire or terminate as to Client’s employment relationship with Staff, and comply with any applicable licensure, regulatory or statutory requirement of Client and/or Staff, and maintain Client’s records and documents concerning Staff;

c.	development and implementation of policies and practices related to the services provided or product produced by Client, including, but not limited to hiring, including determining whether a candidate or employee is qualified to safely and competently perform the job duties, training evaluating, supervising, disciplining and terminating Staff.

d.	compliance with any professional licensing, fidelity bonding, and/or professional liability insurance requirements;

e.	compliance with Occupational Safety and Health Administration (“OSHA”) regulations, Environmental Protection Agency (“EPA”) regulations, child labor laws, Worker Adjustment and Retraining Notification Act (“WARN”), Fair Labor Standards Act (“FLSA”), Equal Pay Act, Family and Medical Leave Act (“FMLA”) as specified under the statute and regulations, Consumer Product Safety Improvement Act, Uniformed Services Employment and Reemployment Rights Act (“USERRA”) and compliance with federal governmental contracting provisions, any implementing regulations, and any state and/or local equivalent of any of the foregoing, if applicable;

f.	compliance with National Labor Relations Act (“NLRA”) and liability for all obligations, including organizing efforts and process expenses, related to Client’s collective bargaining agreement and any benefits arising from such agreement;

g.	the operation of Client’s business, equipment or property, including motor vehicles;

h.	the payment, through Administaff, of vacations, commissions, bonuses, paid leaves of absence, paid time off, sick pay, incentive pay, separation pay, retention bonus, severance payments and any similar compensation to Staff; if any;

i.	except as provided in Exhibit F with respect to non-qualified deferred compensation, the payment of any non-qualified deferred compensation, any form of deferred compensation, or equity based compensation of any type, including, but not limited to, stock options, restricted stock and phantom stock, the number and value of options granted, whether such payment is actual or imputed for taxing purposes, and compliance with all applicable rules and regulations governing such compensation including, but not limited to, valuation, payment or reporting of such compensation;

j.	development and implementation of policies and practices to establish and maintain Client’s intellectual property rights or intellectual property of others including but not limited to patents, trademarks, copyrights, trade secrets and confidential information and to prevent any infringement or unauthorized use of intellectual property rights by any third party or Staff;

k.	to the extent Client deems appropriate, entering into agreements with Staff concerning assignment of inventions and copyrights to Client and protection of Client’s intellectual property rights;

l.	compliance with administrative procedures established by Administaff with respect to Administaff sponsored employee benefit plans including providing employee benefit information to Administaff in a timely manner;

m.	compliance with all applicable requirements, if any, of HIPAA, ERISA and Sarbanes-Oxley Act of 2002 with respect to Client and/or its employees, including but not limited to, Client’s business operations, Client-sponsored employee benefit plans and Client’s workplace;

n.	compliance with all applicable requirements of state and local employer pay-or-play health care mandates and all such other similar state and local legislation, including calculating required health care expenditures, remitting expenditure shortfalls to government agencies and satisfying all applicable reporting, record keeping and disclosure requirements;

o.	upon request, providing controlled group, ownership and such other information regarding Client to Administaff that Administaff deems in its discretion necessary to conduct testing applicable to Administaff-sponsored benefit plans;

p.	compliance with Fair Credit Reporting Act (“FCRA”) and any state equivalent in the event Client processes its own employee/candidate background checks;

q.	except as provided in Section 3.3, compliance with all immigration laws and regulations, including but not limited, obtaining any required work visas for Staff such as acting as sponsor for any work visa requiring such; and

r.	fully cooperating with Administaff in posting any required notices and developing and implementing any related policies or training required by any applicable employment-related laws; and

s.	to the extent applicable, any federal and/or state privacy and security laws regarding personnel information that Client maintains and any applicable federal and/or state laws to the extent personnel information is compromised on Staff; applicants or other third parties.

3.3 Administaff and Client will each be responsible for its own compliance with all federal, state and local employment laws, including, but not limited to, Title VII of the 1964 Civil Rights Act; Age Discrimination in Employment Act (“ADEA”); Title I of the Americans with Disabilities Act (“ADA”); Consumer Credit Protection Act, Title III; Fair Credit Reporting Act (“FCRA”); 42 U.S.C. § 1981; § 503 of the Rehabilitation Act of 1973; Immigration Reform and Control Act of 1986 (IRCA) and any amendments including, but not limited to, obtaining and maintaining Form 1–9, Employment Eligibility Verification; and any state and/or local equivalent of the foregoing, as well as any and all personnel management policies and procedures that we maintained by Administaff and referenced in paragraph 3.1(e).

3.4 The provisions of this Agreement relating to: (a) any 40l(k) plan sponsored or maintained by either party are set forth on Exhibit F of this Agreement, (b) any section 125 Cafeteria plan or dependent care assistance plan sponsored or maintained by Client are set forth on Exhibit G of this Agreement, and (c) the Administaff prototype deferred compensation plan sponsored and maintained by Client are set forth on Exhibit F of this Agreement.

3.5 Responsibility for compliance with Consolidated Omnibus Budget Reconciliation Act (“COBRA”) is as follows:

a.	Client’s responsibility for COBRA: The Client is responsible for compliance with Client’s COBRA responsibilities, if any, except to the extent expressly provided by paragraph 3.5(b). The Client is also responsible for any other benefit coverage continuation, conversion or any other obligation originating from or in any way related to a plan maintained by Client or a predecessor plan to such plan at any time.

b.	Administaff responsibility for COBRA:

(i)	Administaff is responsible for compliance with any COBRA obligations that may exist for any Staff who is an active employee participant in an Administaff sponsored plan; and

(ii)	Administaff agrees to provide benefit coverage eligibility on Client’s behalf consistent with Client’s COBRA responsibilities, if any, for any individual that: (A) elects COBRA coverage under an Administaff-sponsored health plan which will become effective on the Effective Date or reasonably soon thereafter; or (B) is within the sixty (60) day election period for COBRA on the Effective Date and subsequently elects COBRA coverage under an Administaff-sponsored health plan, (collectively, the “Client’s COBRA Participants”) to the extent the number of such Client’s COBRA Participants does not exceed ten percent (10%) of the total number of Staff as of the Effective Date. Additionally, Administaff agrees to provide benefit coverage eligibility on Client’s behalf; consistent with Client’s COBRA responsibilities, if any, for Client’s COBRA Participants in excess of ten percent (10%) of the total number of Staff on the Effective Date (“Excess Client COBRA Participants”) subject to the additional fees set forth in paragraph 8.10 of this Agreement. Any benefits coverage eligibility provided by Administaff shall only be provided in a manner consistent with the employee benefits available to Staff, as indicated on Schedule B excluding employee contributions by Staff, if any. Any obligation of Administaff to provide benefit coverage eligibility on Client’s behalf as provided above is solely limited to Client’s COBRA responsibility.

c.	For purposes of this paragraph 3.5, only Staff employed on the Effective Date and regularly scheduled to work thirty (30) or more hours per week (or as otherwise required by law), shall be considered in computing the total number of Staff as of the Effective Date.

ARTICLE IV. SUPERVISION AND EMPLOYMENT AGREEMENT

4.1 One or more on-site supervisors shall be designated by Administaff from among Staff. On-site supervisors shall be Administaff’s contact for facilitating personnel management services provided by Administaff.

4.2 Employees listed on Schedule A, and any Staff added later, become co-employees of Administaff only when (i) he/she becomes an employee of Client; (ii) he/she executes a related agreement with Administaff as set forth in Exhibit C (“Employment Agreement”); and, (iii) Staff’s employment with Administaff is necessarily contingent on Staff’s status as an employee of Client.

ARTICLE V. WORK ENVIRONMENT

5.1 Client agrees that it will comply, at its sole cost and expense, with all applicable federal, state and local health and safety laws, regulations, rules, ordinances, and directives and rules relating to its workplace, provide and ensure use of all personal protective equipment, and follow all recommendations concerning a safe work environment suggested by Administaff’s workers’ compensation insurance carrier.

5.2 Client agrees to promptly report to Administaff all work-related accidents and injuries involving Staff.

5.3 Administaff and Administaff’s workers’ compensation insurance carrier shall have the right to inspect Client’s workplace, including, but not limited to, any job sites at which Staff work. To the extent possible, such inspections shall be scheduled at mutually convenient times.

ARTICLE VI. INSURANCE

6.1 Administaff shall, at its expense, keep in force at all times during this Agreement, workers’ compensation insurance covering Staff. Client shall be named an alternate employer. Upon written request by Client, Administaff shall request that its insurance carrier furnish a certificate of insurance verifying coverage. The policy shall include a waiver of subrogation.

6.2a. Administaff shall maintain Employment Practices Liability Insurance (“EPLI”) with coverage for Client, provided:

(i)	Client gives Administaff written notice immediately but in no event more than five (5) days of its becoming aware of any charge, litigation, request for arbitration or demand involving Staff, former Staff or an applicant that could give rise to a claim under EPLI.

(ii)	The written notice is sent by facsimile transmission to 281.348.3118 Attn: EEO Compliance with the original document following via overnight courier to the address shown in paragraph 13.7; and

(iii)	Client complies with the requirements set forth at paragraphs 11.8 and 11.11 of this Agreement.

b.	The EPLI policy provides for a deductible and a maximum coverage amount. Client agrees that it will pay all settlements, fees, expenses and costs within the deductible and shall indemnify and reimburse Administaff for any such amounts paid by Administaff within the deductible. The policy covers reasonable and necessary attorneys’ fees only from attorneys who have been pre-approved by the insurance carrier for Administaff’s EPLI policy. Coverage will be determined by the insurance carrier upon notice of a claim.

c.	The EPLI coverage shall terminate for Client upon the termination of this Agreement.

d.	The EPLI coverage for Client is subject and limited to the terms and conditions set forth in the policy which may change during the term of this Agreement.

e.	Upon written request by Client, Administaff shall provide Client with a certificate of insurance.

6.3 Client warrants and represents to Administaff that it has in force at the Effective Date of this Agreement, and will maintain during this Agreement, the following insurance coverage and minimum limits. Such coverage shall be provided at the Client’s sole cost and expense and shall be provided by an admitted or licensed excess and surplus lines insurance company and rated by A M Best Company at A- or better.

a.	General Liability. Commercial General Liability coverage in standard form on an occurrence basis covering Client’s operations with minimum limits of:

(1) $2,000,000.00 General Aggregate

(2) $1,000,000.00 Products/Completed Operations Aggregate

(3) $1,000,000.00 Personal and Advertising Injury

(4) $1,000,000.00 Each Occurrence.

Additional coverage may be required for special operations.

b.	Automobile Liability. Comprehensive automobile liability insurance covering all owned, hired, and non-owned Client vehicles, with minimum limits of One Million and No/100 Dollars ($1,000,000.00) combined single limit per occurrence for bodily injury and property damage liability. Client warrants that all persons operating Client’s vehicles are duly licensed and covered under the Client’s automobile liability insurance policy without exception. Client agrees to furnish to Administaff a list of drivers upon request. The policy shall be endorsed to include, at no additional cost to Administaff, Staff who shall be operating motor vehicles for Client.

c.	Workers’ compensation insurance coverage on any of its employees that are not part of Staff, individual owners who work in the business and not included in Staff, and any Client subcontractor employees or independent contractors. Alternatively, with respect to any Client subcontractors or independent contractors, Client shall require its subcontractors and independent contractors to maintain workers’ compensation insurance coverage if Client has not obtained workers’ compensation coverage for Client subcontractors or independent contractors. Client shall keep certificates of insurance documenting such coverage on file and provide them to Administaff upon request. Client agrees to reimburse and indemnify Administaff for any costs or expenses incurred by Administaff as a result of Client’s breach of this provision or the failure of any subcontractor or independent contractor of Client to maintain workers’ compensation insurance coverage.

d.	Professional liability insurance (e.g., errors and omissions, malpractice) may be required for specified clients including medical, legal, insurance and the like. All such policies shall have a minimum of $1,000,000.00 per occurrence and aggregate.

6.4 Policy Requirements. All Client insurance policies required herein shall provide for ten (10) days written notice to Administaff prior to cancellation or non-renewal of the coverage. All such insurance policies shall be endorsed to waive any and all rights of subrogation against Administaff and name Administaff an additional insured, both at no additional cost or expense to Administaff. Each of the policies shall be primary insurance and not excess over or contributory with any other valid, existing and applicable insurance carried by Administaff.

6.5 Client shall submit certificates of insurance to Administaff signed by authorized representatives of insurance companies evidencing all insurance required pursuant to this Article VI within thirty (30) days of execution of this Agreement and at any renewal or replacement of such policies.

ARTICLE VII. ENROLLMENT FEE

Client agrees to pay Administaff a non-refundable enrollment fee in the sum specified in the initial Schedule B (“Client Service Application”). This one time enrollment fee is due and payable at the time the initial Agreement is signed by Client.

ARTICLE VIII. SERVICE FEE

In exchange for the personnel management services provided by Administaff, Administaff and Client agree as follows:

8.1 The Administaff service fee percentages (“Administaff Service Fee Percentages”) are established for each employee (Staff) based upon a number of factors and estimates regarding, but not limited to, the following: a) information provided by the Client on Schedule A, b) federal and state statutory requirements including taxes and fees, c) Administaff’s benefit plans and workers’ compensation program, and d) professional services and administrative fees (together “Administaff Allocations”). A composite Administaff Service Fee Percentage is reflected in the attached Schedule B.

8.2 Any changes in the Schedule A information provided by the Client (including payroll amounts, additions or reductions in Staff, individual employee benefit elections, or workers’ compensation codes or location), any changes in Administaff’s employer tax requirements, and any unanticipated costs associated with statutory changes required by law shall be reflected in the individual Administaff Service Fee Percentages for each Staff as they occur including any that are retroactive and may result in a change to the composite Administaff Service Fee Percentage reflected in the attached Schedule B.

8.3 Except as provided in paragraphs 8.1 and 8.2, the Administaff Service Fee Percentage may be adjusted at the end of the first twelve (12) months beginning with the Effective Date and annually thereafter, with prior written notice.

8.4 Each pay period Client shall pay Administaff the total service fee (“Total Service Fee”). The Total Service Fee is comprised of the actual gross payroll of Staff during such pay period plus the applicable Administaff Service fee Percentage for each Staff multiplied by the gross payroll for each Staff, plus any other charges related to services provided to Client including, but not limited to, allocations for medical costs and professional services and administrative fees relating to Staff who do not receive an Administaff payroll check for that payroll period. All charges shall be reflected on the Administrative Invoice.

8.5 Any invoice provided under this Agreement shall be due and payable by Client upon receipt. Client shall use a method of payment approved in advance by Administaff. The invoice is considered confidential information and should be treated as such.

8.6 Administaff shall invoice Client and Client shall pay Administaff for services requested by Client and not included as part of the Administaff Service Fee Percentages which include, but are not limited to, background screens, drug testing, employee testing (including pre-employment testing), advertisements and special bonus checks. Administaff shall advise Client in advance if any other requested service is an extra charge.

8.7 Client will notify Administaff of any changes, errors or inaccuracies in any payroll, payroll report, Schedule A, or Schedule 13 within five (5) days of such error or change.

8.8 Administaff reserves the right to impose any terms of the then current Administaff credit policy (“Credit Policy”). A copy of the current policy is set forth in Exhibit E.

8.9 Each payroll period, Client shall provide a written report to Administaff of all time worked, all FLSA wages earned by non-exempt Staff, days worked by exempt-salaried Staff, and commissioned Staff. Client will accurately report pay rate and classification or as required by any applicable state wage laws and any overtime worked by non-exempt Staff.

8.10 Client agrees to pay Administaff a fee of $7,500.00 for each Excess Client COBRA Participant that Administaff provides benefit coverage pursuant to eligibility provided under paragraph 3.5(b)(ii) of this Agreement. Any fees due Administaff pursuant to this paragraph are due and payable upon receipt of any invoice from Administaff.

8.11 Client shall pay all fees and fulfill all of its obligations under both Exhibit F and applicable 401(k) plan and trust documents. The provisions of this paragraph 8.11 shall survive the termination of this Agreement.

8.12 Upon termination of this Agreement, Client agrees to:

a.	provide replacement health insurance coverage for Client’s COBRA Participants, Staff, former Staff and any eligible dependents of such individuals covered under the Administaff Plan at the time of the Agreement’s termination (collectively, “Client’s COBRA Participants”);

b.	pay Administaff a one-time administrative fee of $1,500.00 for each Client COBRA Participant who remains covered under the Administaff Plan after termination of the Agreement, such fee to be determined within a reasonable period of time after the effective date of such termination and invoiced to the Client shortly thereafter; and

c.	pay Administaff a monthly administrative fee of $250.00 for each Client COBRA Participant that remains covered under the Administaff Plan after termination of the Agreement, such fee to be calculated as of the last day of the month for each month in which the individual Client COBRA Participant is covered at least one (1) day, beginning with the month the Agreement terminates.

Client agrees that the fees listed in this paragraph 8.12(b) and (c) shall not be construed as a penalty but are a reasonable estimate of the costs to be incurred by Administaff which costs are difficult to ascertain prior to their incurrence. These fees are in addition to the premium payment payable by the Client’s COBRA Participants. Client further agrees that Administaff is entitled to recover its reasonable attorney’s fees incurred in any collection matter. Administaff reserves the right to adjust the amounts listed in 8.12(b) and (c) upon thirty (30) days written notice to Client.

Any amounts due hereunder will be billed monthly and Client agrees to pay such amount promptly.

The provisions of this paragraph 8.12 shall survive the termination of this Agreement.

ARTICLE IX. DEFAULT

9.1 Acts of default by Client are:

a.	failure of Client to pay an invoice when due;

b.	failure of Client to comply with any directive of Administaff, when such directive is promulgated or made necessary by: (i) a federal, state or local governmental law or regulation; (ii) an insurance carrier providing coverage to Administaff and/or its Staff; or (iii) specific circumstances which may affect the safety or violate the legal rights of Administaff or Staff;

c.	commission or omission of any act that usurps any material right or obligation of Administaff as a co-employer of Staff including failing to cooperate with Administaff in its fulfilling its obligations hereunder or violation by Client of any material provision of this Agreement;

d.	filing by or against Client for bankruptcy, reorganization or appointment of a receiver, supervisor, assignee, trustee, or liquidator over its assets or property, Client’s failure to meet any of its financial covenants, or Administaff’s reasonable belief Client is insolvent;

e.	failure to follow terms of Administaff’s Credit Policy as stated in paragraph 8.8 after being given written notice of the failure;

f.	direct payment of taxable wages by Client to Staff for services contemplated by this Agreement except for partner distributions from appropriate client organizations;

g.	failure to fully and correctly disclose to Administaff (prior to the execution of this Agreement) the total number of Client’s COBRA Participants to Administaff where such number of Client’s COBRA Participants exceeds ten percent (10%) of the total number of Staff as computed consistent with the methodology set forth in paragraph 3.5(b)(ii) of this Agreement; or

h.	a breach by Client of the representations, warranties and agreements contained in Article XI of this Agreement.

9.2 Upon an act of default by Client, Administaff shall have the option, in its sole and absolute discretion, of terminating this Agreement immediately in the case of a default under paragraph 9.1 by written facsimile transmission or any other method of written communication to the address stated in paragraph 13.7.

ARTICLE X. INDEMNITY

10.1 Provided Client has satisfied its obligations under Article VIII hereof, Administaff hereby agrees to indemnify, defend and hold Client harmless from and against any and all liability, expense (including cost of investigation, court costs and reasonable attorneys’ fees) and claims for damage of any nature whatsoever, whether known or unknown and whether direct or indirect, as though expressly set forth and described herein which Client may incur, suffer, become liable for, or which may be asserted or claimed against Client as a result of Administaff:

a.	failing to pay when due wages to Staff;

b.	failing to report and pay federal, state and local payroll taxes for Staff, if any;

c.	failing to pay contributions for health care coverage for eligible participating Staff; or

d.	failing to secure workers’ compensation insurance coverage for Staff.

10.2 Notwithstanding anything herein or in any other agreement or document to the contrary, Client expressly agrees that Administaff shall under no circumstances be liable for any special, incidental or consequential damages of any nature whatsoever arising under or relating to this Agreement.

10.3 Client hereby agrees to indemnify, defend and hold Administaff, Administaff, Inc. and all subsidiaries of or companies affiliated with Administaff, Inc. by shareholdings or other means of control, its and their current and/or former officers, directors, shareholders, employees and agents (“Administaff Indemnified Parties”), harmless from and against any and all liability, or expense (including cost of investigation, court costs and reasonable attorneys’ fees) and claims for damage of any nature whatsoever, whether known or unknown and whether direct or indirect, as though expressly set forth and described herein, which Administaff Indemnified Parties may incur, suffer, become liable for or which may be asserted or claimed against Administaff Indemnified Parties with respect to this Agreement:

a.	relating to any claims, incidents or causes of action that occurred prior to the Effective Date of this Agreement, regardless of whether the claims, incidents or causes of action were asserted prior to or after the Effective Date of this Agreement;

b.	as a result of the failure of Client to follow applicable federal, state or local laws, rules, regulations or statutes including but not limited to any fines, shortfalls or penalties assessed;

c.	arising from the Client’s actions or omissions toward Staff, including but not limited to violations under FLSA, OSHA or WARN or a breach of any of its duties under paragraphs 3.2 and 3.3 or Article XI;

d.	arising from actions of Staff toward non-employees of Administaff whether based on contract, tort or statutory violation or under paragraph 11.2 hereof or arising from non-Staff Client employees or contractors;

e.	arising from any product produced and/or services provided by Client or arising from operation by Client, Client’s employees or Staff of any form or type of motor vehicle and any violation of Department of Transportation, Interstate Commerce Commission and/or Motor Carrier Act;

f.	relating to any Staff performing services outside of the United States including but not limited to any foreign or domestic payroll taxes, penalties, interest or other assessments by any United States or foreign government or other such payroll or corporate taxes assessed against Administaff or any claim made by Staff because of working outside or traveling outside of the United States regarding any employment dispute or occupational injury or disease or any claim made under any United States or foreign law governing international trade including, but not limited to, the Foreign Corrupt Practices Act;

g.	arising from employee or Staff unionization and/or provision of benefits to any Staff member covered by a collective, bargaining agreement, any organizing activity or claims based on NLRA;

h.	arising from any Client employment agreement or offer letter Client has with Staff, or any policy or plan Client has regarding paid time off or other payment plans such as vacation, sick leave, severance, bonus or commissions and nothing in this provision creates any such policy or plan;

i.	arising from any infringement, alleged infringement, unauthorized use or alleged unauthorized use of any intellectual property rights, including but not limited to patents, trademarks, copyrights, trade secrets and confidential information, by Staff or Client;

j.	as a result of the failure of Client to properly maintain and operate any separate employee benefit plan(s), including, but not limited to, a defined contribution or defined benefit pension plan or a welfare plan maintained by Client in accordance with all applicable federal and state laws and any accompanying regulatory guidance thereto, including, but not limited to, Client or Client’s agents failure with respect to such plan(s) to make timely deposits to the appropriate plan(s) in an amount equal to the Staff requested wage deferral, to perform proper discrimination and coverage testing, file required annual informational or event specific returns or reports with the appropriate regulatory agencies, and timely pay applicable premiums or vendor fees;

k.	arising from or in any way related to any failure by Client, its affiliates, employees or third parties to comply and/or fulfill all obligations or duties under Exhibit F or Exhibit G and any failure by Clients, its affiliates or employees to provide timely information requested by Administaff to perform nondiscrimination, top-heavy and similar testing with respect to Administaff-sponsored benefit plans;

l.	arising from Client’s breach of paragraph 6.3(c) or the failure of any subcontractor or independent contractor or individual owner of Client working in the business to maintain workers’ compensation insurance coverage;

m.	if Client requests, through Administaff or an independent contractor, a criminal history search in excess of the governing state law(s) and if Client was nor required by a governmental entity to perform such a search; or

n.	arising from Client’s misuse of background checks or a violation by Client of applicable laws regarding the same.

10.4 In the event Administaff incurs any expenses, fines and/or liabilities as a result of an act of default by Client as set forth in Article IX or Article X, Client shall reimburse Administaff for all actual expenses, fines and/or liabilities, including, but not limited to, reasonable attorneys’ fees, court costs and any related expenses as they are incurred.

10.5 The indemnities in this section shall be deemed to be contractual in nature and shall survive termination of this Agreement.

ARTICLE XI. REPRESENTATIONS, WARRANTIES AND AGREEMENT

11.1 Client agrees not to engage in any conduct that is inconsistent with the policies and procedures of Administaff which are based on applicable laws, regulations or statutes.

11.2 Client agrees that Administaff will have no responsibility or liability for any losses or claims that arise as a result of Staff’s negligence, theft, embezzlement, or other unlawful or willful acts committed by Staff.

11.3 Client agrees to comply with all applicable Department of Transportation, Interstate Commerce Commission and Motor Carrier Act requirements and regulations if Client uses Staff to operate motor vehicles.

11.4 Client agrees to provide Administaff with a copy of any notice, complaint or charge of a government agency and/or legal action concerning (i) Client’s workplace; (ii) Client’s compliance with any laws, rules, regulations or ordinances relating to the workplace; or, (iii) any Staff within five (5) days of its becoming aware of such notice, complaint, charge or legal action via facsimile transmission to 281.348.3118 Attn: EEO Compliance.

11.5 Client agrees to notify Administaff in advance if it has executed a collective bargaining agreement, is in the process of negotiating a collective bargaining agreement, experiencing organizing activities, or has any employees represented by a union.

11.6 Client acknowledges that any and all group health plans maintained by Administaff may be amended, modified or terminated at any time by Administaff or its affiliates with notice to all affected participants and beneficiaries to the extent required by ERISA, and a copy of such notice shall be furnished to Client at the same time notice is furnished to participants and beneficiaries.

11.7 In the event Client files a voluntary petition under Title 11 of the United States Code, or in the event that an involuntary petition is filed against Client under Title II, all debts that the Client may owe to Administaff shall be considered “administrative expenses” within the meaning of II U.S.C. § 503 (b)(1)(A) and Administaff’s claim or claims for such administrative expenses shall be entitled to the priority specified in II U.S.C. § 507 (a) (1). Client further agrees to use every effort and cooperate with actions which will so classify these claims as administrative.

11.8 Client agrees to cooperate fully with Administaff in any investigation including, but not limited to, the defense of any employment-related claim, involving Staff whether such investigation or claim is initiated by Staff, a government agency or by Administaff.

11.9 Client warrants and represents that during the term of this Agreement, all of its employees shall be Staff and shall be included in the personnel management services provided by Administaff to Client pursuant to this Agreement.

11.10 Client warrants and represents to Administaff that, prior to entering into this Agreement, Client has informed Administaff of all compensation, pension and/or benefit plans that Client may currently provide, or has heretofore provided, for any owners, partners, shareholders, directors, officers, employees or agent of Client. Client acknowledges that if Client currently provides or has previously provided any pension or benefit plans to such individuals or their dependents, certain complex rules under ERISA and the Internal Revenue Code may apply to these plans, as well as any plans maintained by Administaff, as a result of this Agreement. If Client currently maintains or has maintained any such plans, Client acknowledges that Administaff has advised Client to seek advice from a qualified professional regarding the effect of this Agreement on such plans. Client further warrants and represents to Administaff that it has fully disclosed to Administaff the total number of individuals to whom it has any COBRA responsibilities as of the date execution of this Agreement.

11.11 Client warrants and represents to Administaff that prior to entering into the Agreement, it has not engaged to the best of its knowledge in any violations of federal, state or local laws or regulations regarding wage and hour, unfair labor practices or discrimination and that Client is current on the payment of all wages, payroll taxes, and workers’ compensation assessments and penalties, if applicable.

11.12 Client acknowledges that at the time of termination of this Agreement, Administaff will send Staff employment termination notices terminating Administaff’s relationship with Staff which will not affect the employment relationship Client has with Staff.

11.13 Upon termination of this Agreement, Client will retain sole responsibility and liability for all accumulated unpaid sick leave, paid time off, vacation or similar liabilities for Staff.

11.14 Client agrees to notify Administaff in advance if it owns or operates aircraft or watercraft.

11.15 Client warrants that Staff will not include individuals who work or travel for business outside of the United States here such business travel exceeds thirty (30) consecutive days unless prior written notice is provided to Administaff.

11.16 Client warrants it will not request Staff to perform any services outside that person’s workers’ compensation code or employee’s ability or training if such service would expose the individual, Staff or other persons to injury.

11.17 Client agrees it will not without the prior express written consent of Administaff, make any form of press release or announcement to the general public regarding this Agreement, publicizing Administaff or using its trade marks, and/or service marks, or otherwise disclosing to the general public in a public forum that the parties have entered this Agreement or have a relationship.

11.18 Client understands that certain services will be provided by Administaff through the use of Administaff’s affiliates’ password-protected Internet service platform Marketplace and Employee Service Center. These services now or will in the future include payroll, benefits, information, recruiting, and training. Employee Service Center, Marketplace and any other Administaff website are governed by the Terms of Use and Privacy Policy contained on each website. Administaff may communicate services or offerings or make certain information available to Staff or Client.

11.19 When Client uses Administaff’s background services, it becomes a joint user with Administaff of consumer reports and investigative consumer reports. Client agrees that it must abide by any federal, state, local, and foreign laws and regulations applicable to Client in its use of The reports. Client promises that any reports procured will be used for employment purposes only and for no other reason. Client understands that it must ensure that the disclosure requirements under sections 604(b)(2) and 606(a)-(c) of the FCRA must be met and those disclosure requirements are met when Client uses Administaff’s Disclosure Statement and Authorization forms along with any state-specific summary of rights and motor vehicle release forms provided by Administaff. Client understands that, under FCRA section 604(b)(3)-(4), there are conditions on the use of information contained in a report, which may include sending an applicant pre- and post-adverse actions letters. When using Administaff’s background services, Administaff will provide any necessary pre- or post-adverse action letters, provided that Client timely advises Administaff of its intent to take adverse action based, in whole or in part, on information contained in a consumer report or investigative consumer report. To ensure that pre- and post-adverse actions letters are timely provided under the FCRA, Client agrees to contact Administaff’s Background Check Team before deciding not to hire an applicant or rescinding a conditional offer of employment based, in whole or in part, on information contained in a background report.

11.20 Client acknowledges that Administaff has the sole discretion and authority to conduct all testing applicable to Administaff-sponsored benefit plans based on the methodology that it deems appropriate. Such test results shall be conclusive and binding on all panics and shall not be subject to Client or third party review or challenge. Client acknowledges and agrees that it will provide timely all information requested by Administaff to perform such testing, and that Client’s failure to do so may have adverse consequences to Client and Staff; including but not limited to, taxation to Staff of employee contributions and suspension of Staffs participation in Administaff-sponsored benefit plans (as determined by Administaff in its sole discretion). Client agrees to pay any top-heavy minimum or such other contributions that may be due to the Administaff-sponsored 401(k) plan under its terms applicable laws (as determined by Administaff in its sole and absolute discretion) within ten (10) business days of notification by Administaff that such amounts are due.

ARTICLE XII. ARBITRATION

12.1 Except for unpaid invoices owed by Client to Administaff, Administaff and Client agree and stipulate that all claims, disputes and other matters in question between Administaff and Client arising out of, or relating to this Agreement or the breach thereof, will be decided by arbitration in accordance with the Federal Arbitration Act (9 U.S.C. §§ 10 and 11) and the Commercial Arbitration Rules of the American Arbitration Association subject to the limitations of this Article XII. This Agreement to so arbitrate and any other agreement or consent to arbitrate entered into in accordance herewith as provided in this Article XII will be specifically enforceable under the prevailing law of any court having jurisdiction.

12.2 Notice of the demand for arbitration will be filed in writing with the other party to the Agreement and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall any such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

12.3 No arbitration arising out of or relating to, this Agreement shall include by consolidation, joinder or in any other manner any other person or entity ·who is not a party to this contract unless:

a.	the inclusion of such other person or entity is necessary if complete relief is to be afforded among those who are already parties to the arbitration, and/or such other person or entity is substantially involved in a question of law or fact which is common to those who are already parties to the arbitration and which will arise in such proceedings; and

b.	the written consents of the other person or entity sought to be included and Administaff and Client have been obtained for such inclusion, which consent shall make specific reference to this paragraph 12.3, but no such consent shall constitute consent to arbitration of any dispute not specifically described in such consent or to arbitration with any party not specifically identified in such consent.

12.4 The award rendered by the arbitrators will be final, judgment may be entered upon it in any court having jurisdiction thereof, and will not be subject to modification or appeal except to the extent permitted by §§ 10 and 11 of the Federal Arbitration Act (9 U.S.C. §§ 10 and 11).

ARTICLE XIII. MISCELLANEOUS

13.1 This Agreement is between Administaff and Client and creates no individual rights of Staff or any third parties (except as stated in Article X), as against Client or Administaff:

13.2 Client shall not assign this Agreement or its rights and duties hereunder, or any interest herein, without the prior written consent of Administaff, except to a subsidiary or affiliate which will only be effective after Administaff receives written notice of the assignment.

13.3 The prevailing party, in any enforcement action arising with respect to this Agreement, shall be entitled to recover from the other party all costs of such enforcement action including, without limitation, reasonable attorneys’ fees, court costs and related expenses.

13.4 EXCEPT FOR ARTICLE XII OF THIS AGREEMENT, WHICH SHALL BE GOVERNED BY THE FEDERAL ARBITRATION ACT (9 U.S.C. §§ 10 AND 11), THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

13.5 This instrument, including the initial Schedules, Addenda and Exhibits attached hereto and as marked in Article XIV, contains the entire Agreement of the parties and supersedes all prior and contemporaneous agreements or understandings, whether written or oral, with respect to the subject matter hereof. No subsequent amendment or modification to this Agreement, other than a subsequent Schedule B or Exhibit D, if any, shall be valid unless in writing and signed by both parties hereto. This Agreement is binding on the parties as of the last date it is signed by the parties if the execution dates are different.

13.6 If any provision of this Agreement, or any amendment thereof, is determined by a court of competent jurisdiction to be invalid the remaining provisions shall remain in effect and be so construed as to effectuate the intent and purposes of this Agreement and any amendments thereto.

13.7 All notices, requests and communications provided hereunder and required by Client except as required under paragraphs 6.2 and 11.4 shall be in writing, sent by facsimile with written confirmation of successful transmission, or hand-delivered with a signed receipt, or mailed by prepaid United States registered, certified, or express mail, return receipt requested, or overnight courier service and addressed to the party’s principal place or business as set forth in this Agreement (or to such other address provided in writing by such party).

If to Administaff: Administaff Companies II, L.P. [Address] Attn: [Name] [Title] Fax: [Number]	If to Client (see signature lines)

13.8 The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision or of a breach of any other term or provision of this Agreement by any party.

13.9 Force Majeure. Neither Administaff nor Client shall be required to perform any term, condition, or covenant of this Agreement so long as such performance is delayed or prevented by force majeure, which shall mean acts of God, strikes, lockouts, labor restrictions by any governmental authority, civil riot, floods, and any other cause not reasonably within the control of Administaff or Client and which by the exercise of due diligence by Administaff or Client is unable, wholly or in part, to prevent or overcome.

13.10 Authority. Each party represents and warrants that each has actual authority and power to enter this Agreement and to be bound by the terms and conditions hereof. Any individual signing this Agreement on behalf of a Client represents, warrants and guarantees that he or she has full authority to do so. This Agreement is binding upon Administaff only if signed by the President or a Vice President of the general partner.

ARTICLE XIV. ATTACHMENTS

The following Schedules, Exhibits and Addendum are attached to this Agreement and incorporated herein by reference for all purposes.

X	A. Schedule A (“Confidential Census”);	X	E. Exhibit E (“Credit Policy”);
X	B. Schedule B (“Client Service Application”);	X	F. Exhibit F (“401k Plan”);
X	C. Exhibit C (“Employment”);		G. Exhibit G (“Client Sponsored Benefit Plans”
	D. Exhibit D (“State Specific and/or Professional Specific Addendum”) if any;.		(other than Retirement)); if applicable.
Other

(X indicates these are attached)

The eligibility waiting period for newly employed Staff before such Staff are eligible to participate in the Administaff group health plan, if any, is                      days (0, 30, 60 or 90 day requires Client initial) from hire date.

Handwritten/typed changes except for completing blank spaces on this Agreement will be void and have no effect on this Agreement.

This Agreement contains Indemnity and Hold Harmless Clauses found at Article X and Arbitration Clause found at Article XII.

For the convenience of the parties hereto and to facilitate execution, this Agreement may be executed in two (2) or more counterparts, each of which shall be deemed original, but all of which shall constitute one and the same document. The parties agree that signatures received by facsimile or scanned electronic transmission shall be deemed to be original signatures.

This Agreement shall become effective upon the later of 9/2/10 or the first day of the first payroll processed and paid by Administaff (“Effective Date”).

This Agreement is executed by Administaff on 20 day of October, 2010.	This Agreement is executed by Administaff on day of , .

ADMINISTAFF COMPANIES II, L.P.	FOR CLIENT: Flagship Credit Acceptance LLC
By: Administaff Companies, Inc., its General Partner [Address]	(Company Legal Name)

BY:	BY:	/s/ Michael C. Ritter C.E.O.
		(Signature)	Title or Position

Michael C. Ritter
(Name – Typed or Printed)

Email Address (please print)

Address

Facsimile Number

SCHEDULE A

CONFIDENTIALITY AGREEMENT

THIS AGREEMENT is entered into effective as of the last date it is signed by a party between Administaff Companies II, L.P. (“Adminstaff”) and Flagship Credit Acceptance LLC (“Prospect”).

RECITALS:

Administaff in the business of providing professional employer organization (“PEO”) services to its clients and customers. It is anticipated that each of Administaff and Prospect will provide the other with confidential and proprietary information in anticipation of the possible execution of a client service agreement between them (the “Transaction”). This Confidentiality Agreement (“Agreement”) is intended to set forth the terms and conditions that will govern the disclosures and use of such information.

In consideration of each party (“Providing Party”) providing the confidential and proprietary information described herein to the other party (“Recipient Party”), and for other good and valuable consideration, each Recipient Party agrees as follows:

1. “Information” is any information provided by the Providing Party or its Representatives to the Recipient Party that relates to the business, productions processes and services of the Providing Party or any affiliate of the Providing Party, including, but not limited to, information related to research, development, inventions, products under development, purchasing, accounting, information technology, engineering, marketing, merchandising, pricing, selling, and information regarding customers, employees and employee benefits, subject to any HIPAA disclosure restrictions, that the Providing Party considers confidential to it or its affiliates. The term “Information” shall be deemed to include, in addition to the information described above, all notes, analyses, compilations, studies, interpretations or other documents prepared by a Recipient Party or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to the Recipient Party or its Representatives pursuant hereto. The term “Information” does not include information (a) received from a third party not employed by or affiliated with Providing Party provided that such source is not known by the Recipient Party or its Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Providing Party or any other party with respect to such information; (b) which is or becomes known to the public other than through the breach of this Agreement; (c) which was within Recipient Party’s or its Representatives’ possession prior to its being furnished to Recipient Party by the Providing Party pursuant to this Agreement, provided that the source of such information was not known to the Recipient Party or its Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Providing Party or any other party with respect to such information; (d) independently developed by Recipient Party without reference to the Information, provided such independent development can reasonably be proven by Recipient Party through a written record or (e) which is required to be disclosed by law, a court order or competent governmental authority, provided that in such case the Recipient Party shall provide the Providing Party with prompt prior notice of such requirement so that Providing Party may seek a protective order or other appropriate remedy. If such protective order or remedy is not obtained, or if the Providing Party waives in writing compliance with the terms hereof, Recipient Party agrees to furnish only that portion of the information which Recipient Party is advised by written opinion of counsel is legally required and to exercise reasonable efforts to obtain confidential treatment of such information.

2. “Representatives” means, with respect to any person or entity, such person’s or entity’s directors, officers, employees, agents, advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) and other representatives.

3. Recipient Party and its Representatives shall maintain all Information in strictest confidence and shall neither disclose any Information to any person or entity without the express written permission of the Providing Party nor make use of any Information except to evaluate the Transaction or as otherwise permitted herein. Without the prior consent of the Providing Party hereto, the Recipient Party will not, and will cause its affiliates and Representatives not to, disclose to any person (unless such disclosure is required by law) the fact that the Information has been made available to the Recipient Party, that the Recipient Party is evaluating a Transaction or that discussions or negotiations are taking place concerning the Transaction, or any terms, conditions or other·facts with respect to the Transaction, including the status thereof.

4. Recipient Party acknowledges that it is aware, and its Representatives who have knowledge of the subject matter of this letter agreement have been, or shall be, advised by it, that the United States securities laws prohibit any person who has received from an issuer material, confidential non-public information with respect to such issuer from purchasing or selling, securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person will purchase or sell securities.

5. Recipient Party shall provide access to Information only to such Representatives who require Information in connection with their activities in evaluating a Transaction as contemplated by this Agreement, shall take all steps necessary to insure that such Representatives comply with the terms hereof imposed on Recipient Party, and shall be responsible for any breach of this Agreement caused or contributed to by any of its Representatives.

6. All materials provided to Recipient Party by Providing Party containing Information shall remain the property of the Providing Party and shall be returned to the Providing Party, together with all copies thereof, immediately upon request. ln the event of such a request, all other documents, memoranda, notes and other writings whatsoever prepared by the Recipient Party or its Representatives based on the Information (including all copies, extracts and reproductions thereof) shall be destroyed.

7. Recipient Party acknowledges that the Providing Party does warrant to the best or its knowledge the accuracy of any Information. Each of the parties hereto acknowledges and agrees that each reserves the right, in its sole discretion, to reject any and all proposals, and to terminate discussions and negotiations with, or directly or indirectly involving, the other party at any time. Unless and until a final definitive agreement regarding the Transaction has been executed, no party will be under any legal obligation of any kind with respect to the Transaction by virtue of this letter agreement or any written or oral expressions with respect to the Transaction, except for the matters specifically agreed to herein.

8. Providing Information to Recipient Party by the Providing Party does not constitute the grant of a license of any type under any patent, copyright, trademark, or intellectual property right owned, applied for or controlled by the Providing Party.

9. The Providing Party shall be responsible for revising or updating any Information as is reasonably necessary provided to Recipient Party.

10. Notwithstanding any provision to the contrary contained herein, Administaff may, if a final Transaction has been executed between the parties, use any Prospect employee information in the normal course of its usual business in fulfilling any of its obligations under the Transaction.

11. The parties agree that either party may terminate this arrangement, subject to confidentiality clauses, by providing the other with 30 days advance written notice. Each party’s obligations hereunder, unless otherwise specified herein, shall terminate one year after the date first set forth above.

12. Addresses for Notices:

Administaff Companies II, L.P.

By Administaff Companies, Inc. its General Partner

[Address]

Attention: [●]

Flagship Credit Acceptance LLC

[Address]

Attention: [●]

13. Recipient Party acknowledges the legal remedies for breach of the provisions of this Agreement may be inadequate and, therefore, agrees that in the event of any actual or threatened breach of any provision of this Agreement by Recipient Party, in addition to any other right or remedy which the Providing Party may have, the Providing Party shall be entitled to specific performance of such provision through injunctive or other equitable relief obtained from a court with appropriate equity jurisdiction. Notwithstanding any other provision hereof, in no event shall any party hereto, its affiliates or Representatives be liable for any indirect, special, punitive, or consequential damages in connection with or arising out of this letter agreement, the performance of this letter agreement or the use of any Information provided under this letter agreement. No failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or any other right, power or privilege hereunder.

14. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions in this Agreement and shall be construed in all respects as if such invalid or unenforceable provision had not been contained herein.

15. The provisions of this Agreement may not be modified, amended, or waived, except by written instrument duly executed by both parties. This Agreement may not be assigned by either party without the express written consent of the other. This Agreement shall be governed by and subject to the laws of the State of Texas.

16. Each signatory represents, covenants and warrants that he/she has the actual authority and power to execute this agreement and that the respective company will be bound by the terms and conditions hereof.

17. If this Agreement is not fully executed within sixty (60) days of the first signature, it is void.

IN WITNESS WHEREOF, each party has executed this Agreement as of the date written below.

Signed on 18th day of August 2010.	Signed on 19th day of August 2010.

ADMINISTAFF COMPANIES II, L.P. By: Administaff Companies, Inc., its General Partner	Flagship Credit Acceptance LLC

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE B

Client Information:

FLAGSHIP CREDIT ACCEPTANCE, LLC		Client/Version No.:	[●]
[ADDRESS]		Date:	[●]
Phone: [●]		Print Date:	[●]
Fax: [●]		Business:		AUTOMOTIVE FINANCING

Contact: [●]
Client Associated Subclients:	[●]

Bundle
Benefit Package:	[●]
Life and AD&D:	[●]
Basic STD and LTD:	[●]

Coverage Group / Option:	Employee Monthly Contribution

Covered Employees:	For Employee:
Covered Spouse:	Employee + Spouse:
Covered Child:	Employee + Child:
Covered Children :	Employee + Children:
Covered Family:	Employee + Family:

Coverage Group / Option:	Employee Monthly Contribution

Covered Employees:	For Employee:
Covered Spouse:	Employee + Spouse:
Covered Child:	Employee + Child :
Covered Children :	Employee + Children :
Covered Family:	Employee + Family:

Coverage Group / Option:	Employee Monthly Contribution

Covered Employees:	For Employee:
Covered Spouse:	Employee + Spouse:
Covered Child:	Employee + Child:
Covered Children :	Employee + Children:
Covered Family:	Employee + Family:

Coverage Group / Option:	Employee Monthly Contribution

Covered Employees:	For Employee:
Covered Spouse:	Employee + Spouse:
Covered Child:	Employee + Child:
Covered Children :	Employee + Children:
Covered Family:	Employee + Family:

Client Information:

FLAGSHIP CREDIT ACCEPTANCE, LLC		Client/Version No.:	[●]
[ADDRESS]		Date:	[●]
Phone: [●]		Print Date:	[●]
Fax: [●]		Business:		AUTOMOTIVE FINANCING

Contact: [●]
Client Associated Subclients:	[●]

Bundle
Benefit Package:	[●]
Life and AD&D:	[●]
Basic STD and LTD:	[●]

Coverage Group / Option:	Employee Monthly Contribution

Covered Employees:	For Employee:
Covered Spouse:	Employee + Spouse:
Covered Child:	Employee + Child:
Covered Children:	Employee + Children:
Covered Family:	Employee + Family:

Coverage Group / Option:	Employee Monthly Contribution

Covered Employees:	For Employee:
Covered Spouse:	Employee + Spouse:
Covered Child:	Employee + Child :
Covered Children :	Employee + Children :
Covered Family:	Employee + Family:

Client Information:

FLAGSHIP CREDIT ACCEPTANCE, LLC		Client/Version No.:	[●]
[ADDRESS]		Date:	[●]
Phone: [●]		Print Date:	[●]
Fax: [●]		Business:		AUTOMOTIVE FINANCING

Contact: [●]
Client Associated Subclients:	[●]

Bundle
Benefit Package:	[●]
Life and AD&D:	[●]
Basic STD and LTD:	[●]

Group No.	Group Name		No. of Employees	Service Fee Percentage*	Annual Payroll $
UNASSIGNED
Total
Full Time:
Part Time:
Seasonal:

*	Composite Service Fee Percentage. The Insperity service fee percentages (“Insperity Service Fee Percentages”) are established for each employee (Staff) based upon a number of factors and estimates regarding, but not limited to. the following: a) information provided by the Client on Schedule A, b) federal and state statutory requirements including taxes and fees, c) insurance costs, and d) professional services and administrative fees (together “Insperity Allocations”). Any changes in the Schedule A information provided by the Client (including payroll amounts. additions or reductions in Staff, individual employee benefit elections. or workers’ compensation codes or location), any changes in Insperity’s employer tax requirements, and any statutory changes required by law shall be reflected in the individual Insperity Service Fee Percentages for each Staff as they occur and may result in a change to the composite Insperity Service Fee Percentage. Each pay period Client shall pay Insperity the total service fee (“Total Service Fee”). The Total Service Fee is comprised of the actual gross payroll of Staff during such pay period plus the applicable Insperity Service Fee Percentage for each Staff multiplied by the gross payroll for each Staff, plus any other charges related to services provided to Client including, but not limited to, allocations for medical costs and professional services and administrative fees relating to Staff who do not receive an Insperity payroll check for that payroll period. All charges shall be reflected on the Insperity invoice.

Please note that to the extent that the language set forth above conflicts with the language contained in the Insperity Client Service Agreement (“Agreement”) including any related addendums that are executed by you, the actual language contained in such Agreement and any related addendums shall control.

Client acknowledges that the Employee information contained in Schedule A is an accurate and complete list of all of client’s employees.

Client further acknowledges that it has received “Health Care Reform Provisions” document incorporated herein, which shall apply as long as you remain a Client.

Special Provisions:

Rate Schedule Effective From:                      through

FOR INSPERITY:	FOR CLIENT:

Name:	Name:
Title :	Title:

EXHIBIT C EMPLOYMENT AGREEMENT

Client Number (Optional)	Last 4 Digits of SSN

This Agreement is between ADMINISTAFF COMPANIES II, L.P. (“Administaff”), and

First Name	Middle Name	Last Name (All Names per Social Security Card)

(“Employee”) pursuant to a Client Service Agreement between Administaff and Flagship Credit Acceptance LLC (“Client Company”) in which Client Company and Administaff have agreed to a co-employment relationship. This Agreement deals only with Employee’s employment with Administaff. Termination of this Agreement may not necessarily terminate Employee’s employment with Client Company.

1. Employee agrees to perform such duties as shall be determined by Client Company and communicated to Employee by and through an on-site supervisor or designee and notwithstanding any such changes, the employment of Employee shall be construed as continuing under this Agreement, as modified. Pursuant to the co-employment relationship with Client Company, Employee understands and agrees that Administaff reserves a right of direction and control over Employee including a right to hire or terminate, and a right to resolve workplace disputes not subject to a collective bargaining agreement. However, Administaff does not maintain a right to make decisions or give direction with regard to the products produced or services provided by the Client Company to its customers.

2. AT-WILL EMPLOYMENT. Employee agrees that Employee’s employment by and payment of compensation through Administaff can be terminated, with or without cause, and without notice at any time, at the option of either Administaff or Employee. Employee understands that no on-site supervisor or Administaff representative, other than the President or a Senior Vice President of Administaff, has authority to enter into an agreement for employment with Administaff for any specific period of time, or to make any agreement contrary to the foregoing. Any such agreement must be in writing.

3. ADDITIONAL PAYMENTS. Employee agrees that Client Company is solely obligated for administering and paying all Client Company-initiated programs, policies and practices including, but not limited to, vacation, sick time, paid time off, paid leaves of absence, severance, bonus, commissions, stock option grants or deferred compensation plans (the “Additional Payments”) even though the Additional Payments may be processed through Administaff. This provision does not in itself establish any such program, policy or practice, or create a right in them. Employee acknowledges that Administaff will not provide to Employee, and has no policy providing to workers similarly situated to Employee, benefits or payments such as the Additional Payments. To the extent the Additional Payments are paid through Administaff’s payroll to Employee, it is solely as a payroll service for Client Company. Employee hereby authorizes Administaff to deduct employee’s contributions under any 401k plan, including an automatic enrollment plan, from employee’s wages. Employee acknowledges and agrees that the Client Company has sole legal responsibility and liability for compliance with certain laws and regulations including, but not limited to, the Worker Adjustment and Retraining Notification Act (“WARN”), Fair Labor Standards Act (“FLSA”) (including but not limited to properly classifying employees as exempt/nonexempt for overtime purposes and liability for unpaid overtime), Equal Pay Act, Uniformed Services Employment and Reemployment Rights Act (“USERRA”), Family and Medical Leave Act (“FMLA”) and any state or local equivalent of any of the foregoing.

4. NOTICE OF WORKERS’ COMPENSATION INSURANCE COVERAGE. Administaff maintains workers’ compensation insurance coverage for Employee. In the event of an injury in the workplace, Employee agrees that Employee’s sole remedy against Administaff and/or Client Company lies in coverage under Administaff’s workers’ compensation insurance.

5. EFFECTIVE DATE. This Agreement and the Employee’s beginning date of employment are not effective until after the first payroll for Client Company has been paid by Administaff and includes the Employee listed hereinabove. The Employee’s effective date of employment will be established retroactive to the first day of work for which Employee is paid by Administaff in that payroll.

Client Number (Optional)	Last 4 Digits of SSN

6. NOTICE OF COMPLAINT. Administaff believes that the work environment should be free of discrimination and harassment and that the Employee has a means to discuss any complaint. Employee agrees that Employee will read and abide by Administaff’s Anti-Harassment Policy found in the Employee Service Center at www.administaffservices.com, and will promptly report any such alleged incident or problem to Employee’s supervisor. As stated in the policy, if Employee believes it would be inappropriate to report the incident to Employee’s supervisor, or if the problem is not addressed adequately by the supervisor, Employee agrees to promptly contact the Administaff Human Resources Services Department at 877-348-2431 or 281-312-3000. Employee also should contact the Administaff Human Resources Services Department regarding any complaint or concern Employee may have regarding any Administaff policy or Employee’s co-employment with Administaff.

7. POLICIES. Employee agrees to abide by all Administaff policies made known to Employee.

8. BENEFITS. Nothing in this Agreement creates any right to participate in any Administaff employee benefit plan. All such eligibility is controlled by each plan and applicable law.

9. ASSIGNMENT. In the event Client Company files bankruptcy and Administaff is required to pay an amount to Employee that would otherwise have been due from Client Company, Employee hereby assigns all rights that Employee has as an employee of Client Company to Administaff for any such amounts paid. In consideration for this assignment, Administaff agrees to compensate Employee an additional five percent (5%) premium on the amounts actually recovered by Administaff from Client Company through the bankruptcy assignment by Employee. It is expressly understood that the maximum premium Employee could receive under this paragraph is 5% of the amounts Administaff actually paid to Employee for which Employee made assignment under this paragraph.

10. ENTIRE AGREEMENT. This Agreement supersedes any and all other Agreement between Administaff and Employee, either oral or in writing, with respect to the employment of Employee by Administaff and contains all the covenants and Agreements between the parties with respect to such employment in any manner whatsoever and in no way creates or alters any separate agreement Client Company may have with Employee.

11. FOREIGN DUTY ASSIGNMENT. If Employee is sent to work in any foreign country, Employee must contact the payroll specialist at Administaff, whose contact information can be located on the Employee Service Center at www.administaffservices.com, to advise of Employee’s new work location. This is necessary for several reasons, including that at foreign location may impact workers’ compensation or other insurance coverage.

12. SEVERABILITY. If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

13. WAIVER. The failure of either party to require, performance of any provision of this Agreement at any time, or on more than one occasion, shall not affect the right of either party, at a later time, to enforce that provision or any other term or provision of this Agreement.

Client Number (Optional)	Last 4 Digits of SSN

This Agreement will not be accepted by Administaff if there are any changes made to it unless the changes are prepared by Administaff.

CO-EMPLOYER ADMINISTAFF COMPANIES II, L.P. by: Administaff Companies, Inc. its General Partner
	Employee’s Signature	Date Signed

[ADDRESS]	Printed Name Per Social Security Card	Last 4 Digits of Social Security Number

RETURN THE COMPLETED, DATED AND SIGNED FORM

YOUR ADMINISTAFF PAYROLL SPECIALIST.

CREDIT POLICY OF ADMINISTAFF

EXHIBIT E

This document sets forth the Credit Policy of Administaff (‘‘ASF’’). The Credit Services Group of ASF administers this Credit Policy and monitors clients for compliance. Failure of a client to comply with this Credit Policy may result in financial default and/or immediate termination of the Client Services Agreement (“CSA”). Exceptions to this Credit Policy may only be made and are effective only if such exceptions are in writing signed by ASF’s Director of Credit Services or ASF’s Vice President of Finance, Chief Financial Officer and Treasurer. ASF retains the right to modify, amend, alter, add to or otherwise change this Credit Policy at any time without notice.

A.	Invoice Payment Methods and Timing:

1.	Payment Methods: Direct debit, wire transfer, and prepayment, discussed below, are the only acceptable methods of payment:

a.	Direct Debit: The standard meth od for payment of invoices by ASF clients is direct debit, which is a form of an Automated Clearing House (“ACH”) transfer. Under this method, the client authorizes its bank to accept a debit request by ASF from the client’s designated bank account. During the time period required to set up the direct debit process (up to 30 days), the client will pay all invoices by wire transfer.

b.	Wire Transfer: A client may also elect to pay invoices by wire transfer. Under this method, the client electronically remits funds from its bank directly to ASF’s designated bank account. The funds are available to ASF on the same day the wire transfer is sent. The client is responsible for all fees charged by its bank for the transaction. ASF may require a client to pay by wire transfer if the client is determined by ASF, in ASF’s sole discretion, to be a credit risk or in other instances where ASF determines, in ASF’s sole discretion, time is of the essence.

c.	Other Payment Methods: No other form of payment (e.g. check, cashier’s check, etc.) is acceptable without the prior written approval from ASF’s Director of Credit services and/or ASF’s Vice President of Finance, Chief Financial Officer and Treasurer.

2.	Timing of Payment: In general, ASF will not release a payroll until payment has been received from the client. The timing of payments for the direct debit and wire transfer methods are as follows:

a.	Direct Debit: Direct debits are initiated by ASF at least one (1) business day prior to the payroll effective date. If the client is using direct deposit, the direct debit is initiated at least two (2) business days prior to the payroll effective date. A client using direct debit for invoice payment must report payroll to ASF’s Payroll Services at least three (3) business days prior to the payroll effective date.

b.	Wire Transfer: A wire transfer must be received by ASF at least one (1) business day prior to the payroll effective date. If the client is using direct deposit, the wire transfer for the entire invoice amount must be received two (2) business days prior to the payroll effective date. A client using a wire transfer for invoice payment must report payroll to ASF’s Payroll Services at least three (3) business days prior to the payroll effective date.

c.	Prepayment: Client provides funds for the estimated payroll to ASF via wire transfer on the first business day prior to the start of the payroll period.

3.

Payroll Effective Date: A payroll effective date that is more than seven calendar days beyond the date of the payroll period is considered an exception to policy and must be pre-approved by ASF’s Director of Credit Services and/or ASF’s Vice President of Finance, Chief Financial

Officer and Treasurer. Standard payroll periods are weekly, bi-weekly and semi-monthly. A monthly payroll period is considered an exception to policy and must be pre-approved by ASF’s Director of Credit Services and/or ASF’s Vice President of Finance, Chief Financial Officer and Treasurer.

4.	Bonus Payroll. Direct debit clients may be required to pay bonus payroll invoices by wire transfer.

B.	Securing Payment: ASF will monitor clients who have large dollar invoices and/or who are considered by ASF, in ASF’s sole discretion, to be a credit risk. ASF reserves the right, at ASF’s option, to request a client to provide financial statements and other information in order to evaluate the client’s ability to timely pay invoices. ASF may require a client to comply with the following policies:

1.	Initial Financial Reviews: ASF will require a client with total monthly invoices in excess of $400,000 as calculated on the Schedule B, to provide current year-to-date and prior full year financial statements to ASF for review. Based on this review, ASF will determine, in its sole discretion, whether or not security, as described in #2 below, will be necessary.

2.	Credit Conditions: ASF’s Credit Services Group will monitor a client’s ability to timely meet their financial obligations to ASF. ASF reserves the right to place credit conditions on any client, if ASF determines in its sole discretion that the client is or has become a credit risk to ASF. The possible credit conditions include but are not limited to: (a) require the client to pay invoices by wire transfer; (b) require the client to immediately post a deposit in an amount determined by ASF to secure client’s obligations under the CSA; (c) require the client to prepay its estimated obligations for a pay roll period one business day prior to the start of the payroll period; (d) require the client to immediately provide a non-revocable Stand-by Letter of Credit in favor of ASF in an amount determined by ASF to secure client’s obligations under the CSA; and/or (e) require the client to provide other financial security acceptable to ASF.

The security used must remain available to ASF in the event of a client bankruptcy filing or default under the CSA. The amount provided as security must equal, at a minimum, the invoice amount of one payroll period plus, if the payroll is paid in arrears, the estimated amount represented by the period in arrears. ASF may, in its sole discretion, require additional security from Client if ASF determines it is necessary. ASF’s Credit Services Group will calculate the amount required.

3.	Financial Reviews: ASF’s Credit Services Group will routinely review the financial condition of all client companies having total payroll invoices regularly exceeding $250,000. These reviews will generally be performed on a semi-annual basis.

4.	Severance Payments: At its sole discretion ASF may require the prepayment (or other type of security acceptable to ASF) of all or a portion of any severance payments that exceed $250,000 or $25,000 in the case of clients deemed credit risks per #2 above.

Financial Default: ASF may, in ASF’s sole discretion, immediately terminate the CSA upon a financial default by a client in accordance with the terms and conditions of the CSA.

EXHIBIT F

40l(k) Plans

This Exhibit is attached to and constitutes an integral part of the Client Service Agreement (“Agreement”) between Administaff Companies II, L.P. (“Administaff”) and Flagship Credit Acceptance LLC (“Client”) and is hereby incorporated. Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Agreement. This Exhibit shall become effective on the effective date of the Agreement. This Exhibit shall survive in the event of a termination of the Agreement.

In accordance with the provisions of Article III of the Agreement, Administaff and Client hereby agree that the opportunities of Staff to participate in a 401(k) plan shall be in accordance with A, B, C or D below as selected by Client subject to Administaff’s agreement. In addition, Client shall be responsible for all income, excise and other taxes in any way related to Client’s sponsorship of or participation in and/or Staff’s participation in any such 401(k) plan.

Please check one box only

☐ A.	Administaff 401(k) Plan. The provisions of Section I of this Exhibit shall apply under the Agreement;

☐ B.	Client Sponsored Plan utilizing a prototype plan document and recordkeeping services provided by Administaff Retirement Services, L.P. The provisions of Section II of this Exhibit shall apply under the Agreement;

☒ C.	Other Client Sponsored Plan. The provisions of Section III of this Exhibit shall apply under the Agreement; or

☐ D.	No 401(k) Plan available to Staff. The provisions of Section IV of this Exhibit shall apply under the Agreement.

IF NOTHING INDICATED DEFAULTS TO NONE.

SECTION I

Applies Only If “A” Above

Staff will be permitted to participate in the Administaff 401(k) Plan in accordance with its terms and conditions, the trust agreement for such plan (“Trust”) and the election agreement under which Client has specified various plan features which will apply to Staff (“Election Agreement”). Client acknowledges and agrees that in order for the entire Administaff 401(k) Plan to maintain its tax qualified status under the Internal Revenue Code of 1986, as amended (the “Code”), the portion of the Administaff 401(k) Plan attributable to each client of Administaff must satisfy various requirements set forth in the Code and related guidance based, in part, on the Election Agreement including, but not limited to: coverage testing, discrimination testing, top-heavy contribution requirements, minimum required distributions and participant loan limits. Client represents and warrants that Client, its employees and its agents will supply complete, accurate and timely information as requested by Administaff, the recordkeeper for the Administaff 401(k) Plan (“Recordkeeper”) and/or their respective agents in connection with the administration of the Administaff 401(k) Plan. Client also acknowledges and agrees that:

A)	Client will be invoiced and required to pay an amount equal to the matching, “top heavy’’ and all other contributions to the Administaff 401(k) Plan if such contributions are required under the terms of such plan and/or the Code (whether or not the Client is a current client at the time the contribution is due);

B)	Client must fulfill all indemnification obligations set forth in the Agreement, the Administaff 401(k) Plan, and/or the trust agreement for the Administaff 401(k) Plan; ·

C)	Client will be invoiced and required to pay to Recordkeeper fees at the Recordkeeper’s then prevailing charges, terms and conditions;

D)	All or a portion of the expenses of administering the Administaff 401(k) Plan will be paid, in part, with amounts received from various open-end registered investment companies (or their affiliates)

(“Mutual Funds”) and by other investment alternatives (“Investment Alternatives”) Client acknowledges that it has received the current mutual funds disclosure schedule (“Disclosure Schedule”) for the Administaff 401(k) Plan which sets forth the amounts that are currently being paid by the Mutual Funds and Investment Alternatives that are currently offered under the Administaff 401(k) Plan and agrees to such amounts. Client further acknowledges and agrees that such amounts may be changed at any time without prior notice. It is the understanding of Administaff and Client, that the trustee of the Administaff 401(k) Plan (“Trustee”) (or its designee), will update the Disclosure Schedule and provide Client with information concerning the amounts received from any new Mutual Fund or Investment Alternatives selected by Trustee in accordance with the Trust or any applicable service agreements. Amounts received from the Mutual Funds and Investment Alternatives, including but not limited to shareholder services fees, 12(b)-l payments and sub-transfer agency fees plus any annual and transaction fees charged to Participants in accordance with the Disclosure Schedule will be used to pay all expenses, which include expenses charged or incurred by Administaff (or its affiliates), the Trustee, software vendors and other third parties, of the Administaff 401(k) Plan. Accordingly, Client hereby agrees that all expenses in excess of the amounts described above shall be charged to the accounts of Staff who are plan participants; and

E)	Client may be required, at any time determined in the sole discretion of the plan administrator of the Administaff 401(k) Plan, to cause a qualified 401(k) plan to accept a plan to plan transfer of the assets held in the Administaff 401(k) Plan attributable to current and former Staff of Client (“Asset Transfer”). In this regard, unless otherwise agreed by Administaff, Client acknowledges and agrees that Client will cause a qualified 401(k) plan to accept an Asset Transfer within 90 days of the earlier of either: (i) the termination of the Agreement or (ii) notice from Administaff or any of its affiliates. Notwithstanding the foregoing, Administaff (or any of its affiliates), in its sole discretion, may elect to distribute such assets to such current and former Staff in accordance with the applicable provisions of the Administaff 401(k) Plan.

SECTION II

Applies Only If “B” Above

Staff will be permitted to participate in a Client sponsored 401(k) plan (“Client Prototype Plan”) in accordance with the terms of the applicable prototype plan document furnished by Administaff Retirement Services, L.P., any trust document or custodial agreement for such plan and the applicable adoption agreement under which Client has specified various plan features which will apply to Staff. The provisions of this Section shall not become effective earlier than the effective date of a recordkeeping agreement entered into by Client and an affiliate of Administaff under which such affiliate agrees to provide certain purely ministerial services with respect to the Client Prototype Plan which shall in no event be earlier than the stated effective date of the Client Prototype Plan. The terms and provisions of such agreement are hereby incorporated into this Exhibit and shall constitute a part of the Agreement. Client acknowledges and agrees that in order for the Client Prototype Plan to maintain its qualified status under Section 401(a) of the Code, such plan must satisfy various requirements set forth in the Code based, in part, on the applicable adoption agreement including, but not limited to: coverage testing, discrimination testing, top-heavy contribution requirements, required minimum distributions and participant loan limits. Client understands that any failure by either Client, its employees or agents to supply complete and accurate information on a timely basis to the recordkeeper for the Client Prototype Plan could cause the plan to be disqualified, thereby causing adverse tax consequences and liabilities to be incurred by Client and all current or former Staff of Client participating in such plan. Client represents and warrants that Client, its employees and its agents will supply any and all information requested by the Recordkeeper, or Administaff and/or their respective agents completely, accurately and on a timely basis. Client also acknowledges and agrees that:

A)	Client will be invoiced and required to pay an amount equal to the matching, “top heavy” and all other contributions to the Client Prototype Plan if such contributions are required under the terms of such plan and/or the Code (whether or not the Client is a current client at the time the contribution is due);

B)	Client must fulfill all indemnification obligations set forth in the Agreement, the Client Prototype Plan, any recordkeeping agreement and, if applicable, the trust agreement for the Client Prototype Plan;

C)	Administaff and its affiliates will not perform any discretionary services whatsoever with respect to the Client Prototype Plan and Administaff and its affiliates and their respective directors, officers and employees will not be fiduciaries with respect to the Client Prototype Plan and its related trust; and

D)	All or a portion of the expenses of administering the Client Prototype Plan, which include expenses charged or incurred by Administaff (or its affiliates), the Trustee, software vendors and other third parties will be paid, in part, with amounts received from various open-end registered investment companies (or their affiliates) (“Mutual Funds”) and by other investment alternatives (“Investment Alternatives”), including but not limited to shareholder service fees, 12(b)-l payments and sub-transfer agency fees. Client acknowledges that it has received the current Disclosure Schedule for the Client Prototype Plan which sets forth the amounts that are currently being paid by the Mutual Funds and Investment Alternatives that are currently offered under the Client Prototype Plan and agrees to such amounts. Client further acknowledges and agrees that such amounts may be changed at any time without prior notice.

SECTION III

Applies Only If “C” Above

Staff will be permitted to participate in a 401(k) plan sponsored by Client (“Client Plan”). Neither Administaff nor any affiliate of Administaff shall have any obligation or responsibility with respect to Client Plan other than the obligation to report the amount of elective contributions to the Client Plan as directed in writing (or electronically) by Client consistent with the authorization by each member of the Staff. Based upon the amount of elective contributions reported by Administaff, Client shall be solely responsible for the prompt transfer of an amount, in cash, to the applicable trustee, custodian or insurance company that holds the assets of the Client Plan. In this regard, Client agrees to make such transfer in accordance with all applicable regulations issued by the U.S. Department of Labor. Client hereby represents and warrants that:

A)	Each Client Plan and the administration of each such plan does and will be maintained in a manner to satisfy all applicable legal requirements, including, but not limited to the Code and ERISA at all times during the term of the Agreement and this Exhibit. Further, Client acknowledges that it is solely responsible for imposing and monitoring any legally required benefit limitations for its Client Plan including any necessary changes to deduction authorization forms previously submitted to Administaff, for determining Client Plan eligibility and all employer contributions, and for performing non-discrimination, top heavy and other testing. Except as provided under Section 3.1(b) of the Agreement, Client shall be solely responsible for all aspects of the qualified Roth contribution program under each Client Plan (including, without limitation, compliance with (and monitoring of) applicable contribution limits, administration, reporting, recordkeeping and disclosure).

B)	All Staff enrolled at any time are eligible to participate in such Client Plan and, if making contributions, are eligible to do so under the terms of said plan and Code Section 401(a).

C)	Client will promptly notify Administaff of any failure of any Client Plan to satisfy all legal requirements under all applicable statutes including, but not limited to, the Code and ERISA, and will notify Administaff promptly of a determination that any Staff is ineligible to participate in the Client sponsored benefit plan.

D)	Client acknowledges and agrees that Administaff assumes no fiduciary authority and exercises no fiduciary control with respect to any Client Plan or the assets thereof.

SECTION IV

Applies Only If You Selected “D” Above

Staff will not be entitled to participate in any 401(k) plan during the term of the Agreement.